Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

All In Media Pty Ltd, an Australia corporation

DLLNI LIMITED, a company organized under the laws of England and Wales

DTS Licensing Limited, an Irish limited corporation

DTS, Inc., a Delaware corporation

DTS International Services GmbH (Germany)

FotoNation Limited, an Irish limited corporation

FotoNation SRL, a Romanian limited liability corporation

Guangzhou DTS Digital Theater Systems, Co. Ltd., a company organized under the People’s Republic of China

iBiquity Digital Corporation, a Delaware corporation

Invensas Bonding Technologies Inc. a Delaware corporation

Invensas Corporation, a Delaware corporation

Phorus, Inc., a Delaware corporation

Tessera Advanced Technologies, Inc., a Delaware corporation

Tessera Intellectual Property Corp., a Delaware corporation

Tessera Technologies, Inc., a Delaware corporation

Tessera, Inc., a Delaware corporation

Perceive Corporation, a Delaware Corporation

Xcelsis Corporation, a Delaware Corporation

The names of other subsidiaries are omitted.  Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant ubsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.